COMMAND SECURITY CORPORATION
                            Route 55, Lexington Park
                          Lagrangeville, New York 12540
                         -------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held November 30, 2001
                        --------------------------------

To the shareholders of Command Security Corporation:

     The annual meeting of shareholders of Command Security Corporation will be held at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York on November 30, 2001, at 10:00 o'clock in the morning, eastern standard time, for the following purposes:

    1. To elect four directors, Messrs. William C. Vassell, Gregory J. Miller, Peter J. Nekos and Carl E. Painter, to hold office until their respective two year terms expire and until their successors have been elected and qualified.

    2.  To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on October 15, 2001, are entitled to notice of and to vote at the meeting and at any adjournment thereof. A complete list of shareholders entitled to vote will be available for inspection by shareholders at the executive offices of the Company at least ten days before the date of the meeting.

                                           By order of the Board of Directors.

                                           William Dunn, Secretary
Dated: October 19, 2001
Lagrangeville, New York

IMPORTANT - Please sign the enclosed proxy and mail it promptly in the postpaid return envelope provided, particularly if you do not expect to attend the meeting in person.

                   IT IS IMPORTANT THAT YOUR SHARES BE VOTED IN ORDER TO AVOID DELAYS AND THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION. PLEASE MAIL YOUR PROXY PROMPTLY.

                          COMMAND SECURITY CORPORATION
                     NOTICE OF ANNUAL MEETING OF SHARHOLDERS

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Proxy Statement.............................................................   3

Proposal 1 - Election of Directors..........................................   4

Committees and Meetings of the Board of Directors...........................   7

Report of the Audit Committee...............................................   9

Directors and Executive Officers............................................   9

Ownership of Securities.....................................................  13

Compensation of Directors and Executive Officers............................  15

Stock Options/Warrants......................................................  19

Employment, Termination of Employment and
     Change of Control Agreements...........................................  23


Compensation Committee Interlocks and Insider

      Participation in Compensation Decisions...............................  26

Section 16(a) Beneficial Ownership Reporting Compliance.....................  27

Certain Relationships and Related Transactions..............................  27

Shareholder Proposals and Nominations for Directors for
      the 2002 Annual Meeting of Shareholders...............................  31

Financial Information and Other Matters.....................................  32

                          COMMAND SECURITY CORPORATION
                            Route 55, Lexington Park
                          Lagrangeville, New York 12540

                         ------------------------------

                                 PROXY STATEMENT

              The date of this Proxy Statement is October 19, 2001
                         ------------------------------


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors to be used at the annual meeting of shareholders of the Company to be held on November 30, 2001, at 10:00 o'clock in the morning, eastern standard time, at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York, for the purposes set forth in the accompanying notice of annual meeting of shareholders.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised, either in person at the annual meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. If no instructions are given on the proxy, it will be voted as herein recommended by the Board of Directors. The Company anticipates mailing this proxy statement and the accompanying proxy to shareholders on or about October 19, 2001. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and employees, may solicit proxies from shareholders personally or by telephone or other forms of communication. The Company may also require the assistance of certain broker-dealers and/or proxy solicitation agents in obtaining completed proxies from shareholders. Such assistance would be in the form of telephonic or written communication by employees of such broker-dealers and/or proxy solicitation agents. No contract or compensation is anticipated in connection with any such solicitation. All expenses of proxy solicitation will be borne by the Company.

     As of October 15, 2001, (the "Record Date") there were 6,287,343 shares of the Company's common stock issued and outstanding, held by approximately 1,200 beneficial owners and approximately 200 holders of record. Each share of common stock is entitled to one vote. Only holders of record of common stock at the close of business on October 15, 2001 will be entitled to vote at the meeting.

     Proxies will be received and tabulated by the Company's transfer agent. Votes cast in person at the meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are included in the determination of the number of shares present at the meeting. Abstentions are counted in tabulations of the vote cast on proposals presented to the shareholders, whereas broker non-votes are not counted in tabulations of the votes cast. Neither are counted as votes cast "for" a proposal.

     If fewer shares are voted in favor of the proposals than required for their approval, the meeting may be adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the meeting, all proxies will be voted on the matter(s) to be considered at the reconvened meeting in the same manner as such proxies would have been voted on the matter at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or changed), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. Any such adjournment will require the affirmative vote of a majority of the shares present at the session of the meeting to be adjourned. A proxy granting authority to vote upon such other business incidental to the conduct of the meeting as may properly come before the meeting will constitute authority to vote in favor of one or more adjournments of the meeting.

     None of the Company's executive officers, directors or director nominees have any substantial interest, direct or indirect in any matter to be voted on other than election or appointment to office.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Company's bylaws provide for its Board of Directors (the "Board") to be divided into two classes. Directors are elected by a plurality of the votes of the shareholders. The Company's by-laws provide that there shall be not more than twenty-one nor fewer than three directors of the Company, with the exact number to be determined from time to time by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     On September 12, 2000, in connection with a transaction between the Company, Reliance Security Group plc ("Reliance") and certain shareholders, the Company's Board of Directors was reconstituted based on the resignations of Messrs. Franklyn H. Snitow, Gordon Robinett, Thomas Kikis, Peter Kikis, Lloyd H. Saunders and Steven B. Sands. The Board was then reduced to seven (7) members including Messrs. William C. Vassell, Gregory J. Miller, Peter J. Nekos, Geoffrey P. Haslehurst, Kenneth Allison, a director to be designated by Reliance and a director to be mutually agreed upon by Mr. Vassell and Reliance.

In January, 2001, Mr. Graeme R. Halder was elected to the Board by the directors as the designee of Reliance. Messrs. Haslehurst, Allison and Halder were re-elected as directors by the shareholders at the annual meeting on March 16, 2001. Pursuant to a unanimous written consent of the Directors dated as of March 31, 2001, Mr. Carl E. Painter was elected to the seventh position on the Board as the joint designee of Mr. Vassell and Reliance.

     The Board proposes that Messrs. William C. Vassell, Gregory J. Miller, Peter J. Nekos and Carl E. Painter, whose terms of office expire at the upcoming annual meeting of shareholders, be re-elected as directors. It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the meeting, the appointees named in the proxy reserve the right, in the exercise of their sole discretion, to substitute and to vote for any other person selected by the Company's Board of Directors as nominee in place of such nominee or to vote for such lesser number of directors as may be prescribed by the Board in accordance with the Company's Certificate of Incorporation and bylaws.

     In accordance with Securities and Exchange Commission regulations, the enclosed proxy card provides shareholders with an opportunity to grant to, or withhold from, the appointees named therein the authority to vote for the election of any director nominee named above.

         The Board recommends that shareholders vote FOR the foregoing nominees.

         The following information is furnished as to the nominees:

Name                            Age              Title                    Since
----                            ---              -----                    -----

William C. Vassell              43               Director                 1980

Gregory J. Miller               42               Director                 1992

Peter J. Nekos                  73               Director                 1991

Carl E. Painter                 55               Director                 2001


     William C. Vassell is currently President, Chief Executive Officer and Chairman of the Board. Except as described below, Mr. Vassell has held these positions since 1983. In connection with the Company's acquisition of United Security Group Inc. ("United"), Mr. Vassell resigned from the offices of President and Chief Executive Officer on February 24, 1995. He was re-elected to those offices in November, 2000, in connection with the Reliance transaction. He has been a director of the Company since 1980, and has been a member of the

Executive Committee since March 1995. Mr. Vassell is active in various industry and trade associations. He has twice served as Chairman of the Mid-Hudson Chapter of the American Society for Industrial Security (the nationally recognized security association), and he has the designation of a Certified Protection Professional from that organization. He is also a director of the Associated Licensed Detectives of New York State and a member of the National Association of Security Companies.

     Gregory James Miller has been a director of the Company since September 1992. Since 1987 he has served as General Counsel for Goldline Connectors, Inc., a Connecticut-based electronics manufacturer, and sits on its board of directors. Mr. Miller also serves "of counsel" to Benenson Kates & Michel, handling labor law and contract negotiations for security guard clients, and has handled various legal matters for the Company since 1985. Mr. Miller is currently employed by Goldline Connectors, Inc. He has a Bachelors Degree from Kalamazoo College, and a Juris Doctor Degree from New York Law School, where he was an Editor of the Journal of Human Rights.

     Peter J. Nekos has been a director of the Company since March 1991. Mr. Nekos is a certified public accountant. From July 1984 to June 1986 he was a partner of Nekos & Kilduff, an accounting firm located in New Rochelle, New York. He operated his own accounting firm in Mamaroneck, New York from July 1986 until September 1996. At present he operates an office in Valhalla, New York.

     Carl E. Painter has been a director of the Company since April 2001. Mr. Painter was most recently Chairman, President and Chief Executive Office of BICC Cables Corporation which was a leading manufacturer of electrical cables in the United States and Canada with revenues in excess of $750 million. BICC Cables was a subsidiary of the London based BICC Group. In 1984, Mr. Painter was a co-founder of Cablec Corporation, a company formed to complete the management buy-out of the power cable business of the Phelps Dodge Cable & Wire Company. At the time of the MBO, revenues were $50 million. By 1989, revenues had increased to over $500 million as a result of internal growth and several acquisitions and the company was acquired by the BICC Group. During his time with the company, Mr. Painter held positions in manufacturing, sales, marketing and general management and led a number of acquisitions and the integration process following the acquisitions. He served as a director on the main board of the BICC Group and was a director on the board of Phillips Cables, Ltd., a Canadian subsidiary. He was also a director for the National Electrical Manufacturers Association, the trade association for the U.S. electrical industry. Mr. Painter received a Bachelor of Science degree in electrical engineering from Lehigh University in 1968 and an MBA degree from the Harvard Business School in 1975. He served four years as a Flight Officer in the U.S. Navy.

                                    AUDITORS

     D'Arcangelo & Co., LLP audited the financial statements of the Company for the fiscal year ended March 31, 2001 and is being considered by the Board to audit the Company's financial statements for the fiscal year ending March 31, 2002. Representatives of D'Arcangelo & Co., LLP are not expected to be present at the meeting and therefore are not expected to be available to make a statement or to respond to questions. The Company's Audit Committee is considering proposals from other auditors and their review of the various audit proposals for audit services is not complete at this time.

Audit Fees
----------

     The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2001, were $51,000. The fees charged in connection with the reviews of the interim statements for the periods ended June 30, 2000 through December 31, 2000 were $37,000.

Financial Information Systems Design and Implementation Fees
------------------------------------------------------------

     The Company's auditors did not provide any services in connection with and were not paid any fees in connection with financial information systems design and implementation.

All Other Fees
--------------

     The aggregate fees for services rendered by the Company's auditors other than services referenced above, for the most recent fiscal year, totaled $27,000.

     The Audit Committee has concluded that the services rendered by its auditors are compatible with maintaining the principal accountant's independence.


                             COMMITTEES AND MEETINGS
                            OF THE BOARD OF DIRECTORS
                        FOR THE YEAR ENDED MARCH 31, 2001

         The Company's Board met nine times during the fiscal year ended March 31, 2001 and took action by Unanimous Written Consent on four occasions.

     The Company had the following standing committees during the fiscal year ended March 31, 2001: Executive, Compensation, Stock Option and Audit. All committee meetings were attended by at least 75% of the directors comprising each committee.

Executive Committee
-------------------

     The Executive Committee included Messrs. Vassell, Kikis and Snitow. It advises management between Board meetings and considers matters prior to presentation to the full Board. The Committee met approximately three times during the fiscal year ended March 31, 2001 but has not met or been reconstituted since the consummation of the Reliance transaction in November, 2000.

Compensation Committee
----------------------

     Prior to November, 2000, the Compensation Committee included Messrs. Vassell, Sands and Kikis. Since the consummation of the Reliance transaction in November, 2000, the Compensation Committee is comprised of Messrs. Vassell, Miller, and Allison. Its purpose is to advise the Board on compensation-related issues with respect to the Company's employees. The Committee did not formally meet during fiscal year ended March 31, 2001, and a report of the Compensation Committee has not been provided.

Stock Option Committee
----------------------

     The Stock Option Committee includes Messrs. Miller and Nekos. There is one vacancy on the committee. The purpose of the committee is to administer the Company's 2000 Stock Option Plan. The committee met once during the fiscal year ended March 31, 2001.

Audit Committee
---------------

     The Audit Committee was comprised of Messrs. Nekos, Sands and Kikis as of March 31, 2000. It was reconstituted in November 2000 in connection with the Reliance transaction to include Messrs. Nekos, Miller and Haslehurst. A majority of the Committee consists of independent directors.

     The Audit Committee oversees the fulfillment by management of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It recommends the selection of the Company's independent auditors. An Audit Committee Charter was adopted by the Committee on August 21, 2000. The Charter was amended on January 8, 2001, to permit the Audit Committee to fulfill its oversight role, relying on data and reports provided by the Company's independent auditors. The committee met approximately twelve times during the fiscal year ended March 31, 2001.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has reviewed and discussed with management and the independent accountants the Company's March 31, 2000 Audited financial statements, and the results from the quarter ending December 31, 2000. The June and September 2000 quarterly reports were reviewed by the prior Audit Committee. In addition, the Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees".

     The Audit Committee has received from the independent accountants written disclosures and a letter concerning the independent accountant's independence from the Company, as required by the Independent Standards Board Standard No. 1, "Independent Discussions with Audit Committees." These disclosures have been reviewed by the Committee and discussed with the independent accountants.

     Based on its review and discussions, the Committee has recommended to the Board that the Audited Financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001 for filing with the Securities and Exchange Commission.

                                 Peter J. Nekos
                                Gregory J. Miller
                             Geoffrey P. Haslehurst


                        DIRECTORS AND EXECUTIVE OFFICERS


     The Company's by-laws require that the Board of Directors be divided into two classes. The first class consists of directors Geoffrey P. Haslehurst, Kenneth Allison and Graeme R. Halder. The second class consists of William C. Vassell, Peter J. Nekos, Carl E. Painter and Gregory J. Miller. The terms of the directors in the first class will expire at the annual meeting of shareholders in 2002 or until their successors have been elected and qualified. The terms of the directors in the second class will expire at the annual meeting of shareholders in 2001 or until their successors are elected and qualified. Each director's term is for two years. A classified board makes it more difficult for shareholders to change the majority of directors. Depending on the number of people in each class it could take two (2) annual meetings to replace a majority of the Board. This provision is applicable to every election of directors after the initial classification.

     The following table provides information concerning each person who was an executive officer or director of the Company as of October 15, 2001.

Name                          Age     Title
----------------------        -----   -------------------------------------

William C. Vassell            43      Chairman of the Board, President
                                      and Chief Executive Officer

Gregory J. Miller             42      Director

Peter J. Nekos                73      Director

Geoffrey P. Haslehurst        42      Director

Kenneth Allison               56      Director

Graeme R. Halder              38      Chief Financial Officer and Director

Carl E. Painter               55      Director

Martin Blake                  47      Vice President Aviation Services

William Dunn                  48      Corporate Secretary, General Counsel


     William C. Vassell is currently President, Chief Executive Officer and Chairman of the Board. Except as described below, Mr. Vassell has held these positions 1983. In connection with the Company's acquisition of United Security Group Inc. ("United"), Mr. Vassell resigned from the offices of President and Chief Executive Officer on February 24, 1995. He was re-elected to those offices in November, 2000, in connection with the Reliance transaction. He has been a director of the Company since 1980, and has been a member of the Executive Committee since March 1995. Mr. Vassell is active in various industry and trade associations. He has twice served as Chairman of the Mid-Hudson Chapter of the American Society for Industrial Security (the nationally recognized security association), and he has the designation of a Certified Protection Professional from the organization. He is also a director of the Associated Licensed Detectives of New York State and a member of the National Association of Security Companies.

     Gregory James Miller has been a director of the Company since September 1992. Since 1987 he has served as General Counsel for Goldline Connectors, Inc., a Connecticut-based electronics manufacturer, and sits on its board of directors. Mr. Miller also serves "of counsel" to Benenson Kates & Michel, in

California, handling labor law and contract negotiations for security guard clients, and has handled various legal matters for the Company since 1985. Mr. Miller is currently employed by Goldline Connectors, Inc. He has a Bachelors Degree from Kalamazoo College, and a Juris Doctor Degree from New York Law School, where he was an Editor of the Journal of Human Rights.

     Peter J. Nekos has been a director of the Company since March 1991. Mr. Nekos is a certified public accountant. From July 1984 to June 1986 he was a partner of Nekos & Kilduff, an accounting firm located in New Rochelle, New York. He operated his own accounting firm in Mamaroneck, New York from July 1986 until September 1996. At present he operates an office in Valhalla, New York.

     Geoffrey P. Haslehurst has been a director of the Company since November 2000. Mr. Haslehurst has been Group Financial Director for Reliance Security Group plc since 1996. Prior to joining Reliance, he was Group Financial Director for Laura Ashley Holdings plc.

     Kenneth Allison has been a director of the Company since November 2000. Mr. Allison has been managing director of Reliance Security Services Limited since 1996 and a member of the Board of Directors of Reliance Security Group plc since 1998. Mr. Allison also serves as Chairman of Reliance Group's Reliance Security Services (Scotland) Limited and Project Security Limited Company. Prior to joining Reliance, Mr. Allison was the managing director of the European food logistics division at Christian Salvesen plc.

     Graeme R. Halder has been a director of the Company and its Chief Financial Officer since January 2001. Mr. Halder is qualified as a Chartered Accountant in the United Kingdom and worked from 1987 to 1988 with Touche Ross at their London office. In 1988, he moved to the Corporate head office of Granada Group plc where he worked for eight years culminating in a position as Finance Director of Granada Hospitality which had $2 billion of revenue and $3 billion in assets. Granada is involved in retail, hotels and catering. His final role at Granada Group plc was to spearhead the integration of the accounting systems of several companies following the $6 billion acquisition of Forte plc in 1996. He moved to Reliance Security Group plc in 1996 as Finance Director of the guard division before moving to the United States to take up his current position as Chief Financial Officer of Command.

     Carl E. Painter has been a director of the Company since April 2001. Mr. Painter was most recently Chairman, President and Chief Executive Office of BICC Cables Corporation which was a leading manufacturer of electrical cables in the United States and Canada with revenues in excess of $750 million. BICC Cables was a subsidiary of the London based BICC Group. In 1984, Mr. Painter was a co-founder of Cablec Corporation, a company formed to complete the management buy-out of the power cable business of the Phelps Dodge Cable & Wire Company. At the time of the MBO, revenues were $50 million. By 1989, revenues had increased to over $500 million as a result of internal growth and several acquisitions and the company was acquired by the BICC Group. During his time with the company, Mr. Painter held positions in manufacturing, sales, marketing and general management and led a number of acquisitions and the integration process following the acquisitions. He served as a director on the main board of the BICC Group and was a director on the board of Phillips Cables, Ltd., a Canadian subsidiary. He was also a director for the National Electrical Manufacturers Association, the trade association for the U.S. electrical industry. Mr. Painter received a Bachelor of Science degree in electrical engineering from Lehigh University in 1968 and an MBA degree from the Harvard Business School in 1975. He served four years as a Flight Officer in the U.S. Navy.

     Martin C. Blake, Jr. has over twenty-seven years of experience in aviation security services. Prior to joining the company in 1995, Mr. Blake retired as a Major in the United States Air Force, where he served in a variety of senior management positions. Mr. Blake's last assignment was as the Program Manager for Electronic Security Systems, Electronic Systems Division. In this capacity he managed a $20 million annual program responsible for global marketing, procurement, and deployment of electronic security systems. He was responsible for integrating security systems and programs at international airports in Germany, Turkey, and the United Kingdom. Previously, Mr. Blake was the Director of Security at the Department of Defense's largest classified air flight facility, incorporating over 1,200 square miles of restricted air space. Establishing aviation security programs for major aircraft defense contractors was an integral responsibility of his position. Mr. Blake also served as the Security Program Manager for Air Force space programs, including security for the Space Shuttle and expendable space launch vehicles. He also led the effort to integrate a shared automated entry control system for use at Cape Canaveral, Kennedy Space Center, and the Johnson Space Center.

     William Dunn is the Secretary and General Counsel for Command Security Corporation. He began working with the Company in 1997 and became General Counsel in 1998, and Secretary in 2000. Mr. Dunn's duties include managing litigation, licensing and compliance, contracts, and employment-related issues. Prior to his association with Command, Mr. Dunn was with the New York City Police Department for 22 years managing investigations and legal matters in several areas. He also worked for the United States Department of Agriculture in an investigative and adjudicative position. Mr. Dunn graduated from City University of New York and New York Law School. He has been a member of the New York Bar since 1988. He has also been a member and associate of several Bar and Law enforcement organizations. He is on the Board of the National Association of Security Companies and serves on the Private Sector Liaison Committee of the International Association of Chiefs of Police (IACP).

                             OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the number and percentage of common stock (being the Company's only voting securities) beneficially owned by (i) each person who owns of record (or is known by the Company to own beneficially) 5% or more of the Company's common stock or as to which he has the right to acquire within sixty (60) days of October 15, (ii) each director and executive officer and (iii) all of said beneficial owners, officers and directors as a group, as of October 15, 2001. Except as indicated below, the address for each director and executive officer is the Company's principal office at Lexington Park, Route 55, Lagrangeville, New York 12540.

     Other than as set forth in the following table, the Company is not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who owns more than 5% of the common stock of the Company.

                                       Amount and Nature
                                       Of Beneficial
      Name                             Ownership(1)                          Percent of Class(2)
      -----                            ------------------                    -------------------
William C. Vassell                     2,283,744(3)                               30.43%(2)

Peter J. Nekos                         12,500(4)                                        (13)

Gregory J. Miller                      10,000(5)                                        (13)

Geoffrey P. Haslehurst                 23,500(6)                                        (13)

Kenneth Allison                        23,500(6)                                        (13)

Carl E. Painter                        0                                                (13)

Graeme R. Halder                       75,000(7)                                   1.18%

Martin C. Blake, Jr.                   50,000(8)                                         (13)

William Dunn                           21,000(9)                                         (13)

Reliance Security Group plc            5,047,966(10)                              50.64%(2)
Boundary House
Cricketfield Road
Uxbridge, Middlesex UB81QG

Norman H. Pessin                       354,500(11)                                  5.6%(2)
605 Third Avenue
19th Floor
New York, NY 10158

All Officers and                       7,547,210(2) (3) (4) (5) (6)               74.59%(2)
Directors as a Group                         (7) (8) (9) (10) (11)(12)

(10 Persons)

(1) The Company has been advised that all individuals listed have the sole power to vote and dispose of the number of shares set forth opposite their names except as indicated.

(2) Percent of class for each shareholder is calculated as if all shares underlying Preferred Stock, options and warrants included in the table for such shareholder are outstanding. The number of outstanding shares of common stock is 6,287,343. The percent of class for all executive officers and directors as a group is calculated as if all shares underlying Preferred Stock, options and warrants held by any shareholders included in the group are outstanding.

(3) The shares included under the beneficial ownership of Mr. Vassell include 204,485 shares at an exercise price of $1.25 per share, covered by a warrant not exercisable until November 12, 2001, and then only to the extent of the exercise by Reliance of a warrant issued to it. Also included are 1,012,959 shares at an exercise price of $1.25 per share, covered by a warrant not exercisable until November 12, 2001 under which one-third of the shares become exercisable if the Company's earnings satisfy certain Confidential Performance Targets (defined below in - "Employment, Termination of Employment and Change of Control Agreements - William C. Vassell") for the year ending March 31, 2002. This Warrant becomes exercisable with respect to the two-thirds of the shares covered by it if the Company's earnings satisfy the Confidential Performance Targets for the year ended March 31, 2003. All of the shares covered by the warrant become exercisable if the Company's earnings satisfy the Confidential Performance Targets for the year ended March 31, 2004. Also included are 250,000 shares held in escrow pursuant to an Escrow Agreement between Mr. Vassell and Reliance dated November 12, 2000. Mr. Vassell shares voting and dispository power over 16,300 shares with his wife.

(4)  Includes 10,000 shares underlying a warrant currently exercisable.

(5)  Includes 10,000 shares underlying a warrant currently exercisable.

(6) Messrs. Haslehurst and Allison are currently officers of Reliance Security Group plc and hold the shares and warrants of Reliance in an indirect capacity.

(7) Includes 75,000 shares covered by a warrant issued pursuant to the Company's 2000 Stock Option Plan and not exercisable until May 1, 2004.

(8) Includes 50,000 shares covered by a warrant issued pursuant to the Company's 2000 Stock Option Plan and not exercisable until May 1, 2004.

(9) Includes 20,000 shares covered by a warrant issued pursuant to the Company's 2000 Stock Option Plan and not exercisable until May 1, 2004.


(10) The shares included under the beneficial ownership for Reliance include 1,367,339 shares of common stock and 12,325.35 shares of preferred stock convertible into 1,232,535 shares of Common Stock. Also included is a currently exercisable warrant for 150,000 shares at an exercise price of $1.03125 per full share and a warrant covering 2,298,092 shares at an exercise price of $1.25 per share which is not exercisable until November 12, 2001. This last warrant provides that in case the Vassell warrants shall vest and become exercisable in accordance with their terms at any time after the date the warrants were first issued, then the number of warrant shares issuable upon exercise of the warrant shall be proportionally adjusted so that Reliance after such vesting shall be entitled to receive such number of warrant shares equal to twenty percent (20%) of the outstanding common stock taking into account the exercise of all stock options, warrants and rights to acquire shares of common stock outstanding on the date thereof, conversion of all shares of the Company's preferred stock outstanding on the date thereof, and exercise of the warrant and that portion of the Vassell warrants vested on such date.

(11) The shares included under the beneficial ownership for Norman H. Pessin include 294,500 personally owned by Mr. Pessin and 60,000 shares beneficially held by a SEP IRA Account for the benefit of Mr. Pessin. This information is based upon a filing with the Securities and Exchange Commission on Form 13D dated October 26, 2000.

(12) The denominator for the group calculation is 7,547,210 and includes the shares and warrants held by Reliance Security Group.

(13) Less than 1 percent of class.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                     Board Report On Executive Compensation

     The purpose of the Company's Compensation Committee is to advise the Board on matters related to the compensation of executive officers and was, as of March 31, 2000, comprised of William C. Vassell, Peter T. Kikis and Steven B. Sands. During the fiscal year and prior to the consummation of the Reliance transaction in November 2000, the committee functioned on an informal basis, leaving the substance of compensation-related issues to the determination of the entire Board. Since the consummation of the Reliance transaction, the Compensation Committee has been comprised of Messrs. Vassell, Miller and Allison and has not been called upon to act. The Company's policy for determining compensation for management personnel is based on its understanding of the market rate for similar positions in an effort to attract and retain qualified personnel. Raises are granted based on performance which is measured in terms of a wide range of factors including the Company's earnings, revenue, period to period performance, cost savings, length of service, creativity and financing.

     During the year ended March 31, 2001, employment and compensation decisions were made by the Board with respect to Messrs. Vassell, Nelson, Halder, Blake, Dunn and McDonald. In making determinations with respect to compensation for its executive officers, the Board generally reviewed the compensation paid to similarly situated officers at other security guard companies with which the Board was familiar. The base salary selected for Mr. Vassell was at the low to median range of the comparison companies. Mr. Vassell did not qualify for incentive compensation based on the Company's performance.

         The foregoing report is believed by the undersigned members of the Compensation Committee as of October 19, 2001, to fairly represent the prior Compensation Committee's and Board of Director's actions.

                               William C. Vassell
                                 Kenneth Allison
                                Gregory J. Miller

     The following table sets forth for the fiscal year ended March 31, 2001, all plan and non-plan compensation paid to, earned by, or awarded to William C. Vassell, Chairman of the Board and Chief Executive Officer, Graeme R. Halder, Chief Financial Officer, Eugene U. McDonald, former Senior Vice President -- Operations, and Martin C. Blake, Jr., Vice-President - Aviation, Franklyn H. Snitow, Acting President and Chief Executive Officer, and Nathan Nelson, former Chief Financial Officer and Executive Vice President. No other executive officer of the Company received total annual salary and bonus in excess of $100,000 for the fiscal year ended March 31, 2001 and, therefore, compensation for such other executive officers is not disclosed.

                           SUMMARY COMPENSATION TABLE
                    FOR THE FISCAL YEAR ENDED MARCH 31, 2001

                           Annual Compensation                           Long-Term Compensation

                                                                                                Shares
                           Fiscal Year                         Other Annual                    Underlying
Name and Principal         Ended                               Salary                          Warrants
Position                   March 31    Annual Salary           Compensation          Bonus     Granted
--------                   -------     -------------           ------------          -----     -------

William C. Vassell(1)
Chairman of the Board
and Chief Executive Officer
                           1999        $ 175,000               (2)                   0                0

                           2000        $ 153,846               (2)                   0                0

                           2001        $ 162,500               (2)                   0         1,217,444(1)

Graeme R. Halder(3)
Chief Financial Officer
                           2001        $  30,000               $179,356(4)           $13,800      75,000(5)

Eugene U. McDonald
Vice President
 - Operations(6)
                           1999        $ 112,116               (2)                   $20,000          0
                           2000        $ 131,000               (2)                   $11,297          0
                           2001        $ 105,000               (2)                   $26,338      50,000(5)

Martin C. Blake, Jr
Vice President-
 - Aviation
                           1999        $ 114,539               (2)                   $62,991          0
                           2000        $ 116,074               (2)                   $12,900          0
                           2001        $ 119,678               (2)                   $94,058      50,000(5)

Franklyn H. Snitow(7)
Former Acting President and
Chief Executive Officer
                           2000        $       0               (2)                   0                0
                           2001        $       0               (2)                   0                0

Nathan Nelson(8)
Former Chief Financial Officer
and Executive Vice President
                           2000        $ 103,384               (2)                   0                0
                           2001        $ 100,331               (2)                   0                0

(1) In November, 2000, Mr. Vassell was granted two warrants covering 1,217,444 shares of the Company's common stock in connection with the Reliance transaction. The first warrant issued to Mr. Vassell in connection with the Reliance transaction covers 204,485 shares at an exercise price of $1.25 per share and became exercisable on November 12, 2000, but it cannot be exercised until after the exercise by Reliance of a warrant issued to it, and then only in the same proportion as to which Reliance has exercised its warrant. This warrant expires on November 12, 2005. The second warrant issued to Mr. Vassell in connection with the Reliance transaction covers 1,012,159 shares at an exercise price of $1.25 per share. It is not exercisable until November 12, 2001, and then only to the extent as follows (i) with respect to one-third of the warrant shares if the Company's earnings satisfy certain "Confidential Performance Targets" (defined below under "Employment, Termination of Employment and Change of Control Agreements - William C. Vassell") for the fiscal year ended March 31, 2002; (ii) with respect to two-thirds of the warrant shares if the Company's earnings satisfy the Confidential Performance Targets for the fiscal year ended March 31, 2003; and (iii) with respect to all of the warrant shares if the Company's earnings satisfy the Confidential Performance Targets for the fiscal year ended March 31, 2004. This warrant expires on November 12, 2005.

(2) All perquisites and other personal benefits, securities or property do not exceed either $50,000, or 10% of the total annual salary and bonus of the executive officer. All perquisites and other personal benefits, securities or property are properly indicated in the "Other Annual Salary Compensation" column, as they all fit into the categories set forth in Item 402 of Regulation S-K.

(3) Mr. Halder became Chief Financial Officer of the Company as of January 1, 2001. Since becoming Chief Financial Officer in January of 2001, Mr. Halder earned actual compensation in the amount of $30,000 as of March 31, 2001. Pursuant to an arrangement with Reliance, Mr. Halder provided certain services (which equaled Mr. Halder's compensation by Reliance) to the Company in 2000. The cost of those services, $56,478, was reimbursed by the Company to Reliance in 2001.

(4) Pursuant to the Employment Agreement entered into between Mr. Halder and the Company as of January 1, 2001, Mr. Halder received perquisites and other personal benefits in excess of either $50,000 or 10% of his total annual salary and bonus. Mr. Halder received $13,856 for reimbursement of moving costs between the UK and the US, $6,740 for health cover, $3,877 for the use of a fully expensed vehicle, $34,279 towards the cost of rental accommodation in the US offset by $5,746 received on the rental of his UK property and $27,363 in private school tuition for his two eldest children. His employment agreement also covers him for the tax consequences of his move to the States including any taxable benefit on the above costs and this is estimated at $42,509.

(5) Covered by a warrant issued pursuant to the Company's 2000 Stock Option Plan at an exercise price of $0.75 per full share. The warrant may become exercisable May 1, 2004, provided certain Confidential Performance Targets, as defined below, are satisfied. See the Option Grants in Fiscal Year 2001 table below. Mr. McDonald's Warrants will no longer be exercisable ten business days after his employment terminates in October, 2001.

(6) Resigned employment in October, 2001.

(7) Mr. Snitow resigned as Acting President and Chief Executive Officer in November of 2000. Mr. Snitow was not compensated as an officer of the Company, however, Mr. Snitow's law firm was paid legal fees of $20,743 during the fiscal year ended March 31, 2001. During the fiscal years ended March 31, 2000 and March 31, 1999, Mr. Snitow's law firm received $45,662 and $72,500, respectively.

(8) Mr. Nelson resigned as Chief Financial Officer and Executive Vice President of the Company in November 2000.


                             STOCK OPTIONS/WARRANTS

         The Company granted stock warrants pursuant to its 2000 Stock Option Plan during the fiscal year ended March 31, 2001 to three of the Company's executive officers and two other officers. The warrants granted to Messrs. Halder, McDonald, and Blake are noted in the table above and its annotations. The Company granted two stock warrants in connection with the Reliance Transaction to Mr. Vassell, the Company's Chief Executive Officer, during the fiscal year ended March 31, 2001. The warrants granted to Mr. Vassell are noted in the table above and its annotations. There were no tandem or free-standing stock appreciation rights granted to any person during the fiscal year ended March 31, 2001.

         The following table sets forth information with respect to stock options/warrants granted to the executive officers listed on the Summary Compensation Table above during the fiscal year ended March 31, 2001.

                                        Option Grants in Fiscal Year 2001

                          Number of
                          Securities         Percent of
                          Underlying         Total Granted     Exercise                    Potential Realizable Value
                          Options/Warrants   to Employees      Price Per                   at Assumed Annual Rates of
                          Granted(1)         in Fiscal Year    Share       Expiration      Stock Price Appreciation
                             (#)             Year(%)           Date                        for Option Term (2)
Name                                                                                            5%             l0%
----                      ----------------   --------------    ---------   ----------      --------------------------
William C. Vassell          204,485(3)         14.5%           $ 1.25       11/12/05       $ (59,871)       $ (8,612)
                          1,012,959(4)         71.7%           $ 1.25       11/12/05       $(296,583)       $(42,633)

Graeme R. Halder             75,000             5.3%           $ 0.75        1/31/11       $  35,375        $ 89,648

Martin C. Blake, Jr.         50,000             3.5%           $ 0.75        1/31/11       $  23,584        $ 59,765

Eugene U. McDonald           50,000(5)          3.5%           $ 0.75        1/31/11       $  23,584        $ 59,765

(1) The number of options/warrants granted in the fiscal year ended March 31, 2001 to executive officers was 1,412,444. 195,000 of those options were granted under the 2000 Stock Option Plan. Those options expire ten years after the date of the grant and vest upon the Company's Board of Directors determination in 2004 that the Confidential Performance Targets (defined below under "Employment, Termination of Employment and Change of Control Agreements - William C. Vassell") have been satisfied or are waived. All of the options fully vest upon a change of control.

(2) Potential realizable value is based on the assumption that the Company's common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of each warrant or option term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value of the common stock on the date of grant, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire term of the option and subtracting from that result the aggregate option exercise price. Actual realizable value, if any, will be dependent on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date.

(3) This warrant issued to Mr. Vassell in connection with the Reliance transaction covers 204,485 shares at an exercise price of $1.25 per share and became exercisable on November 13, 2000. It cannot be exercised until after the exercise by Reliance of a warrant issued to it, and then only in the same proportion as to which Reliance has exercised its warrant. This warrant expires on November 12, 2005.

(4) This warrant issued to Mr. Vassell in connection with the Reliance transaction covers 1,012,959 shares at an exercise price of $1.25 per share, not exercisable until November 12, 2001, and then only to the extent as follows (i) with respect to one-third of the warrant shares if the Company's earnings satisfy certain Confidential Performance Targets, as defined above, for the fiscal year ended March 31, 2002; (ii) with respect to two-thirds of the warrant shares if the Company's earnings satisfy the Confidential Performance Targets for the fiscal year ended March 31, 2003; and (iii) with respect to all of the warrant shares if the Company's earnings satisfy the Confidential Performance Targets for the fiscal year ended March 31, 2004. This warrant expires on November 12, 2005.

(5) Mr. McDonald resigned as of October, 2001. His Warrants will no longer be exercisable ten business days after his employment terminates.

Board of Directors' Compensation
--------------------------------

     No executive officer receives any additional compensation for serving as a director, except in the case of Former Director Franklyn H. Snitow who was compensated at the rate of $300 per hour in accordance with an engagement letter between Mr. Snitow and the Company. Directors who are not employees of the Company, and excluding Mr. Snitow, received a meeting fee of $1,000 for each meeting attended, and all directors were reimbursed for expenses incurred in attending Board meetings. Directors Gregory J. Miller and Peter J. Nekos receive $1,000 per month in connection with services they provide to the Company in their capacity as members of the Audit Committee. Mr. Nekos also received $4,375 as compensation for his services as interim Chief Financial Officer between approximately September, 2000 and December 2000. With the exception of Former Director Peter T. Kikis, no other directors who are not also executive officers received any plan or non-plan compensation from the Company during the last three fiscal years.

Limited Directors' Liability
----------------------------

     Pursuant to the New York Business Corporation Law, the Company's Certificate of Incorporation, as amended, eliminates to the fullest extent of such Law the liability of the Company's Directors, acting in such capacity, for monetary damages if they should fail through negligence or gross negligence to satisfy their duty of exercising proper business judgment in discharging their duties, but not for acts or omissions in bad faith, or involving intentional misconduct or amounting to a knowing violation of law or under other limited circumstances.


                   (Balance of page intentionally left blank.)

        [Comparison of Five-Year Cumulative Total Returns Graph Omitted]

                      EMPLOYMENT, TERMINATION OF EMPLOYMENT
                        AND CHANGE OF CONTROL AGREEMENTS


William C. Vassell
------------------

     The Company has entered into an Employment Agreement with Mr. Vassell dated as of September 12, 2000. The Agreement went into effect when the Reliance transaction was consummated on November 13, 2000. The Agreement provides that Mr. Vassell be employed as the Company's Chairman of the Board of Directors, Chief Executive Officer and President. The contract will end on the earlier of the third anniversary of the effective date or the date on which Mr. Vassell's employment is terminated under the Agreement. Unless either party gives ninety
(90) days notice to the other party prior to an anniversary of the effective date, the Agreement shall be automatically extended for one (1) year on such anniversary date. Mr. Vassell's base salary shall be $175,000 per annum for the first employment period, $225,000 for the second employment period and $250,000 thereafter.

     Mr. Vassell shall be eligible to receive incentive compensation commencing with the fiscal year ended March 31, 2001. He shall receive incentive compensation equal to 20% of his base salary if the Company's earnings before taxes for that year equal or exceed certain Confidential Performance Targets. Said Confidential Performance Targets are set forth in a confidential letter agreement between Mr. Vassell and the Company, dated September 12, 2000. Said Letter Agreement references the Company's confidential Business Plan dated March 13, 2000 and approved by the Company's Board of Directors in November, 2000 following the Reliance Transaction. For each percentage increase in earnings before taxes above the stated targets, the incentive compensation will be increased by three percentage points of the base salary up to a maximum incentive compensation equal to 50% of base salary. Mr. Vassell also received two warrants which are described in "Ownership of Securities" and in the annotations to the "Summary Compensation" and "Stock Options/Warrants" tables above . Mr. Vassell's employment may be terminated by the Board with or without cause or by Mr. Vassell in the event of a material breach by the Company or Reliance of the Shareholders' Agreement dated September 12, 2000, a material diminution in his duties and/or authority under the Employment Agreement, or a relocation of the Company's headquarters more than fifty (50) miles away from its his current location. Any such diminution, relocation or other uncured breach is referred to as constructive discharge. Mr. Vassell may also terminate his employment upon one hundred eighty (180) days notice or under certain circumstances following a change in control.

     In the event Mr. Vassell is terminated for cause or he terminates other than for constructive discharge or following a change of control, death or disability, the Company shall have no further obligation except to pay those accrued obligations arising prior to the date of termination. In the event the

Company terminates Mr. Vassell without cause or Mr. Vassell terminates as a result of constructive discharge, the Company will have no obligation to Mr. Vassell other than to pay all accrued obligations such as salary and benefits, the payment of the balance of his base salary for the year of termination, plus incentive compensation under certain circumstances.

     The Employment Agreement provides that Mr. Vassell shall be subject to a Confidentiality Agreement with respect to any confidential or proprietary information, knowledge or data relating to the Company. In addition, for one (1) year following termination of his employment for any reason, Mr. Vassell shall not solicit for employment or employ any person who is a senior executive or branch manager of the Company, solicit any customer of the Company or provide to any customer of the Company services of the type offered by the Company as of the date of such termination except under certain circumstances.

     The Employment Agreement goes on to provide Mr. Vassell with extensive indemnification with respect to any action taken or omission occurring after the effective date of the contract. Such indemnification provisions provide for advancement of expenses and costs.

     Pursuant to the Employment Agreement which expired in July 2000, Mr. Vassell served as Chairman of the Board of the Company and received an annual salary of $175,000 in fiscal years ended March 31, 1999 and March 31, 2000. The Board determined that as of April 1, 1999, Mr. Vassell's salary would be $150,000 annually. Mr. Vassell was also entitled to an annual bonus equal to 5% of the Company's pre-tax profit for each fiscal year exclusive of (a) capital gains and losses; (b) the annual bonus; and (c) federal state and local income and franchise taxes for that year ("Pre-Tax Operating Profit") from $.5 million to $1.0 million, and 2% of all Pre-Tax Operating Profit in excess of $1.0 million. Mr. Vassell was provided with the use of a Company-owned automobile and reimbursement for automobile insurance and operating expenses.

     In September of 1992, the Company entered into a Compensation Continuation Agreement with Mr. Vassell. This Agreement provides that, if, within specified periods of a change of control of the company (as defined in the Agreement) Mr. Vassell's employment is terminated by the Company without cause (as defined in said Agreement), or if Mr. Vassell terminates his employment for good reason (as defined in the Agreement), Mr. Vassell will be paid 2.99 times the greater of his annual compensation as in effect on the date of the Agreement or the highest annual compensation for any of the three (3) years preceding the termination. All awards previously granted under any performance incentive plan, the actual payment of which may be deferred, will be vested as a result of the change of control and all options and warrants held by Mr. Vassell will become immediately exercisable. Currently, the aggregate amount payable to Mr. Vassell upon his termination in the event of a change in control would be 2.99 times his total compensation of approximately $175,000 for the fiscal year ended March 31, 2001, or approximately $525,000.

Graeme R. Halder
----------------

         The Company entered into an Employment Agreement with Mr. Graeme R. Halder as of January 1, 2001. The Agreement provides that Mr. Halder will be employed as the Company's Chief Financial Officer and report to Mr. Vassell. The contract contemplates a three (3) year term but may be terminated by either party prior thereto. Mr. Halder's base salary is $138,000 and he will be eligible to receive up to an additional fifty percent (50%) of his base salary based on performance. The contract indicates that Mr. Halder will be considered for a 75,000 share option and, accordingly, in February, 2001, he was issued an option covering 75,000 shares pursuant to the Company's Incentive Stock Option Plan. The perquisites offered to Mr. Halder include a Tax Equalization Agreement, an automobile, a $13,800 disturbance allowance per annum, the reasonable costs of private education for his two eldest children, a $6,000 per annum air travel allowance and reimbursement of moving costs between the United States and the United Kingdom.

Franklyn H. Snitow
------------------

     The Company had an agreement pursuant to an engagement letter and an Indemnification Agreement with Mr. Snitow, the Company's former Acting President and Chief Executive Officer. In accordance with the engagement letter, Mr. Snitow was compensated at the rate of $300.00 per hour, plus reimbursable expenses, based on his hourly billing to the Company. The Indemnification Agreement between the Company and Mr. Snitow provided for the maximum indemnification permitted under New York law, and the Company's Certificate of Incorporation and By-Laws. The inclusion of the foregoing information is intended to comply with Section 725(d) of the New York Business Corporation Law.


Martin C. Blake, Jr.
--------------------

     The Company has executed an Employment Agreement with Mr. Blake dated as of March 20, 2000. The Agreement went into effect on April 1, 2000 and supercedes a prior Employment Agreement dated January 1, 1998. The Agreement provides that Mr. Blake be employed as the Company's Vice President and General Manager of the Company's Aviation Safeguards Division (AVSA). The contract will end on the earlier of the third anniversary of the date of the Agreement or the date on which Mr. Blake's employment is terminated under the Agreement. Mr. Blake's base salary is $120,000 per annum. The perquisites offered to Mr. Blake include an automobile and reimbursement for all out-of-pocket business expenses.

     In the event Mr. Blake is terminated for cause, the Company shall have no further obligation except to pay those accrued obligations arising prior to the date of termination. In the event the Company terminates Mr. Blake's employment without cause or Mr. Blake terminates his employment, the Company is obligated to provide six (6) months of health insurance and pay a lump sum severance amount of $70,000 for termination in the first year, $75,000 for termination in the second year, or $80,000 for termination in the third year of the Agreement.

     The Agreement further provides that Mr. Blake will execute the Company's standard form of Confidentiality and Non-Compete Agreement pursuant to which, for one year following termination of his employment for any reason, he will not engage in any employment or business in competition with the Company. For one additional year he will not solicit any AVSA clients or potential clients or hire or influence Company employees to leave the Company.

Other Agreements
----------------

     Other than pursuant to the Employment Agreement and the Compensation Continuation Agreement for Mr. Vassell, the employment agreements with Messrs. Halder and Blake, there is no compensation plan or arrangement for the benefit of any person named in the Summary Compensation Table that would result from the resignation, retirement or other termination of such person's employment.

     Other than the compensation described above, there are no long-term incentive plans for the persons named in the Summary Compensation Table. In November 1999, the Company adopted a qualified Retirement Plan which became effective beginning calendar year 1999, and provided for elective employee deferrals and discretionary employer contributions to non-highly compensated participants. The Plan does not allow for employer matching of elective deferrals. For the period ended March 31, 2001, no discretionary amounts have been accrued or paid.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Company's Compensation Committee is intended to make all recommendations to the Board related to compensation issues with respect to executive officers. As of March 31, 2000, it was comprised of William C. Vassell, Peter T. Kikis and Steven B. Sands. While Mr. Vassell participated in decisions relating to compensation for executive officers, he did not vote on matters relating to his own compensation. Likewise, none of the directors or executive officers serve on the Compensation Committee of any other entity.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and executive officer of the Company who is subject to
Section 16 of the Securities Exchange Act of 1934, and each other person who beneficially owns more than 10% of the Company's common stock, is required by
Section 16(a) of that Act to report to the Securities and Exchange Commission by a specified date his or her ownership of and transactions in the Company's common stock. Copies of such reports on Forms 3, 4, and 5 must also be provided to the Company. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto, and written representations to the Company with respect to the fiscal year ended March 31, 2001, the Company is not aware of any person who, at any time during the fiscal year ended March 31, 2001, was a director, officer or beneficial owner of more than ten percent (10%) of the Company's common stock and who failed to file reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended March 31, 2001, except that: (i) Messrs. Blake, Dunn and McDonald were late in filing a Form 3; and (ii) Ms. Miller was late in filing a Form 4.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others
---------------------------------------

         During the fiscal year ended March 31, 2001, the Company entered into a series of transactions with Reliance Securities Group plc. As described in the section entitled "Ownership of Securities" in this proxy, Reliance has an interest in 5,047,966 shares of the Company's common stock (assuming exercise of all warrants and conversion of preferred stock) which represents 67.13% of the outstanding shares of the Company's common stock. These transactions are related to the Company's ATM business in the United Kingdom. The transactions entered into with Reliance are similar to and on terms comparable to transactions entered into between the Company and other unrelated security guard service providers in the U.S. The Company has paid Reliance approximately $1,000,000 in connection with these transactions and they are expected to continue during the current fiscal year.

The Reliance Transaction
------------------------

     On or about December 4, 1997, an outside shareholder and four of the Company's former directors (Sands, P. Kikis, Saunders and T. Kikis) commenced an action in the Supreme Court of the State of New York, County of New York (Index No. 606166/97) against the other four directors (Vassell, Robinett, Nekos and

Miller), the Company's outside corporate and securities counsel and the Company itself in a lawsuit characterized as a derivative action. The claims against the Company's outside corporate and securities counsel were dismissed and the entire case was settled in November, 2000. The complaint alleged that one or more of the defendant-directors engaged in improper activities, including ultra-vires acts, breach of fiduciary duty, fraud against the Company, constructive fraud and waste of corporate assets.

     In order to settle the litigation, the Company and the plaintiffs entered into a Stock Purchase Agreement on September 12, 2000 with Reliance Security Group plc ("Reliance"), whereby Reliance agreed to the purchase of all the common shares owned by the plaintiffs. All of the common shares, preferred shares and options owned by the plaintiff directors represented approximately 38% of the outstanding common stock of the Company on a fully diluted basis. The plaintiffs agreed to terminate their lawsuit, relinquish their seats on the Board and terminate a shareholder agreement to which they were a party. As an inducement to Reliance to complete the transaction, the Company agreed to issue Reliance a five year warrant to purchase up to 20% of the Company's then outstanding stock on a fully diluted basis (approximately 2.3 million shares) at $1.25 per share. The Company also agreed to pay certain transaction related expenses, to reimburse for certain directors' related legal costs and incurred professional fees in connection with the settlement and accordingly has incurred charges of $431,445 during the twelve months ended March 31, 2001. The transaction constituted a change of control and thus required shareholder approval. A special shareholder meeting was held on November 13, 2000 and the transaction was approved.

The Stock Purchase Agreement
----------------------------

     The Stock Purchase Agreement provided for Reliance to purchase from the sellers all of their interests in the Company. This amounted to 1,382,339 shares of common stock, 12,325.82 shares of Series A Preferred Stock which are convertible into 1,232,582 shares of common stock and warrants covering 300,000 shares of common stock. The purchase price was $2.20 per share of common stock and common stock equivalent. The purchase price for the warrants was $2.20 per share of common stock issuable upon exercise of each warrant, less the exercise price. The aggregate purchase price for these securities was approximately $6 million.

     The Stock Purchase Agreement also contained several conditions to closing including but not limited to the issuance of the Reliance Warrant described above, the issuance of the Vassell Warrants covering a total of 1,217,444 shares or approximately 10.6% of the Company's outstanding common stock on a fully diluted basis, the termination of the 1995 Shareholder Agreement, and the Company's Board of Directors having been reconstituted based on the resignations of Messrs. Snitow, Robinett, Thomas Kikis, Peter Kikis, Saunders and Sands, and the Board having been reduced to seven (7) members consisting of Messrs. Vassell, Miller, Nekos, Haslehurst, Halder, Allison and a director to be mutually agreed upon by Mr. Vassell and Reliance (Mr. Painter).

The Reliance Warrant
--------------------

     The Company issued Reliance a warrant in conjunction with the Reliance transaction covering 2,298,092 shares or 20% of the Company's outstanding common stock on a fully diluted basis taking into account the exercise of all stock options, warrants and rights to acquire shares of common stock outstanding on the date of the warrant, conversion of all shares of preferred stock outstanding on the date of the warrant, and the exercise of the warrant itself. The warrant exercise price is $1.25 per share. Due to the closing bid price for the Company's stock of $.81 as of October 11, 2000, the Warrant had nominal value at the time of issuance. The warrant expires in five years and may not be exercised for one year from the date of its issuance. The warrant is subject to the usual and customary anti-dilution provisions. Any shares issued pursuant to exercise of the warrant are covered by a Registration Rights Agreement which provides for a piggyback registration during the five year period following consummation of the Reliance transaction and one demand registration statement during the same time period.


The Vassell Warrants
--------------------

     In accordance with the Employment Agreement offered to William C. Vassell in conjunction with the Reliance transaction, Mr. Vassell received, among other things, two nonqualified incentive stock options which are referenced herein as the Vassell Warrants. The first warrant covers 204,485 shares or 2% of the outstanding common stock of the Company on a fully diluted basis taking into account the exercise of all stock options, warrants and rights to acquire shares of common stock outstanding on the date of the warrant, conversion of all shares of preferred stock on the date of the warrant and exercise of the warrant. This calculation specifically excludes the second warrant issued to Mr. Vassell, described below. The warrant exercise price is $1.25 per share. Due to closing bid price for the Company's stock of $.81 as of October 11, 2000, the Warrant had nominal value at the time of issuance. The warrant expires in five years and may not be exercised for one year from the date of its issuance. The warrant is subject to the usual and customary anti-dilution provisions and may not be exercised until after the exercise by Reliance of the Reliance warrant and only to the extent of the exercise of the Reliance warrant.

     A second warrant issued to Mr. Vassell in accordance with his Employment Agreement covers 1,012,959 shares which is such number of shares of common stock which, when taken together with all shares of common stock and options, warrants and rights to acquire shares of common stock held by Mr. Vassell on the date of the warrant, is equal to approximately 20% of the outstanding common stock on a fully diluted basis taking into account the exercise of all stock options, warrants and rights to acquire shares of common stock outstanding on the date of the warrant, conversion of all shares of preferred stock outstanding on the date of the warrant and exercise of the warrant. The terms of this warrant are the same as the warrant referenced above except that the number of shares covered by it are subject to the Company's performance. Due to the closing bid price for the Company's stock of $.81 as of October 11, 2000, the Warrant had nominal cash value at the time of issuance. One-third of the shares covered by the warrant become exercisable if the Company's earnings satisfy certain Confidential Performance Targets (defined above in "Employment, Termination of Employment and Change of Control Agreements - William C. Vassell") for the year ended March 31, 2002. The warrant becomes exercisable with respect to two-thirds of the shares covered by the warrant if the Company's earnings satisfy the Confidential Performance Targets for the year ended March 31, 2003 exceed projected earnings before taxes for that year. All of the shares covered by the warrant become exercisable if the Company's earnings satisfy the Confidential Performance Targets for the year ended March 31, 2004. This warrant is also subject to the usual and customary anti-dilution provisions.

The Shareholders' Agreement
---------------------------

     The Company, William C. Vassell and Reliance entered into a Shareholders' Agreement dated September 12, 2000, as part of the Reliance transaction. Pursuant to the terms of the Agreement, Mr. Vassell and Reliance agreed to vote all of their shares of common stock in accordance with the provisions contained therein. These provisions include: the establishment of a Board composed of seven directors; and an agreement that Mr. Vassell and Reliance each shall designate three individuals to be nominated to serve as directors of the Company and that the Company shall have at least one independent director jointly selected by Mr. Vassell and Reliance.

     The initial designees of Mr. Vassell to the Board were William C. Vassell, Gregory J. Miller and Peter J. Nekos. The initial designees of Reliance to the Board were Geoffery P. Haslehurst, Kenneth Allison and Graeme R. Halder. The initial independent director is Mr. Carl E. Painter. Any vacancy in the Board of Directors will be filled by the party which under the provisions of the Shareholders' Agreement, is entitled to designate such director.

     The Agreement provides for the establishment of the Confidential Performance Targets in accordance with Mr. Vassell's employment agreement. Upon a deviation from the Confidential Performance Targets for such fiscal year by more than 20%, Reliance may ask for a vote of the Board to terminate Mr. Vassell's employment. If such vote is obtained, Mr. Vassell shall resign as Chairman of the Board, President and Chief Executive Officer of the Company and cause his Board designees to resign from their positions. Notwithstanding these terms, in no event will Mr. Vassell be required to resign prior to the first anniversary of the effective date of his Employment Agreement.

     If Mr. Vassell resigns under such circumstances, the parties will be released from any obligation to vote their shares to elect as members of the Board those individuals designated under the Agreement. Furthermore, the parties have agreed that Mr. Vassell may, for a period of ninety (90) days after the date of his resignation or termination of employment under certain circumstances offer to sell to Reliance all of his shares and any of his warrants or options to purchase any shares of the common stock of the Company at a purchase price determined by Mr. Vassell. Reliance shall then have forty-five (45) days from receipt of such notice to accept the terms of Mr. Vassell's offer to sell. If the offer is rejected or lapses, Mr. Vassell shall have the right to purchase from Reliance all of its shares and the Reliance warrant at the price specified in Mr. Vassell's offer.

     The Shareholders' Agreement further subjects the holdings of the parties to a right of first refusal with respect to future sales of their shares. The Company provides certain representations and warranties to Reliance which are standard for a transaction of this nature.

     The Company agreed on November 13, 2000 to pay former director Peter T. Kikis up to $135,000 for services rendered in connection with the Reliance transaction and his evaluation and negotiations with respect to unsuccessful transactions prior to the Reliance transaction.

     As a further inducement to Reliance to proceed with the Reliance transaction, Mr. Vassell agreed to the establishment of an escrow fund with respect to 250,000 shares of his common stock. Provided the Company's earnings before interest, taxes, depreciation and amortization for the twelve month period ending September 30, 2001 meet or exceed a certain Confidential Performance Target, the escrowed shares will be released to Mr. Vassell. In the event the Confidential Performance Target is not met, the escrow agent will be directed to release the escrowed shares to Reliance. Voting control with respect to the shares covered by the Escrow Agreement remain with Mr. Vassell unless the shares are delivered to Reliance in accordance with the agreement.


               SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS
                   FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended for inclusion in the proxy material for the Annual Meeting of Shareholders on tentatively scheduled for September 20, 2002, must be received by the Secretary of the Company at the Company's offices at Route 55, Lexington Park, Lagrangeville, New York 12540 not later than May 23, 2002, and not earlier than April 23, 2002, in order for such proposals and nominations to be included in the proxy material for the 2002 Annual Meeting of Shareholders. The notice of nomination shall contain the following information:
(a) the full name and residence and business address of each of the proposed nominees; (b) the business experience of each of the proposed nominees for the most recent five (5) years, including principal occupations and employment; (c) name, principal business and size of any entity in which such occupations and employment were carried on; (d) the number of shares of the Company's capital stock owned directly or indirectly by each of the proposed nominees; (e) a description of any legal or administrative proceedings or order or decree any nominee is or has been a party to or is or was subject to during the most recent five (5) years; (f) the name, residence and business address of the shareholder who makes the nomination; (g) the number of shares of the Company's capital stock owned directly or indirectly by the shareholder who makes the nomination; and (h) any other information regarding each of the nominees required by
Schedule 14A of the Securities Exchange Act of 1934, as amended or any successor provision.


                     FINANCIAL INFORMATION AND OTHER MATTERS

     The Company's financial statements, supplementary financial information, management's discussion and analysis of financial condition and results of operation and quantitative and qualitative disclosures about market risk are incorporated herein by reference to the Company's Annual Report for its fiscal year ended March 31, 2001 and to its quarterly report, as amended, for the quarter ended June 30, 2001. The Company's Annual Report is being provided to you together with this proxy statement. Copies of the quarterly reports or of any exhibit may be obtained without charge by calling or writing to the Company at 845-454-3703 or Route 55, Lexington Park, Lagrangeville, New York 12540.

     Management is not aware of any matters to be presented for action at the meeting other than the matters mentioned above, and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, it is intended that the holders of the proxies will vote them according to the discretion of the Company's Board of Directors.

                                         By order of the Board of Directors,


                                         William Dunn
                                         ------------
                                         William Dunn, Secretary

Dated:  October 19, 2001

PROXY                     COMMAND SECURITY CORPORATION                     PROXY
         PROXY FOR THE NOVEMBER 30, 2001 ANNUAL MEETING OF SHAREHOLDERS
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     KNOW ALL PERSONS BY THESE PRESENTS, that I, the undersigned Shareholder of Command Security Corporation, Lagrangeville, New York, do hereby nominate, constitute and appoint David J. Pollitzer and Cecelia F. Pelkey (neither being an officer or employee of the Company) or either of them (with full power to act alone) my true and lawful attorney(s) with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of said Company, standing in my name on its books on October 15, 2001 at the Annual Meeting of its Shareholders to be held at the Company's executive offices at Route 55, Lexington Park, Lagrangeville, New York at 10:00 a.m. on November 30, 2001, or any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

     1. To elect the four (4) persons listed below to serve a two-year term.

               __ FOR            __ AGAINST          __ WITHHELD

William C. Vassell     Gregory J. Miller      Peter J. Nekos     Carl E. Painter

 Withhold authority to vote for ____________________________________________.

                             (CONTINUED ON REVERSE)




     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, THE SHARES REPRESENTED HEREBY SHALL BE VOTED FOR THE MATTERS SPECIFICALLY SET FORTH HEREIN. The Proxies are authorized to vote at the direction of the Board of Directors upon such other business as may properly come before such meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE MENTIONED MATTER. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY DELIVERY OF NOTICE OF REVOCATION OR A LATER-DATED PROXY TO WILLIAM DUNN, SECRETARY OF THE CORPORATION AT ROUTE 55, LEXINGTON PARK, LAGRANGEVILLE, NEW YORK 12540.


                                    Dated: _________________________ 2001


                                    _____________________________________
                                          Signature of Shareholder


                                    _____________________________________
                                          Signature of Shareholder